Exhibit 99.1
Hillenbrand, Inc. Reports Fourth-Quarter Revenue
of $159 Million and Earnings Per Share of $0.31
BATESVILLE, Ind., Nov. 25, 2008, Hillenbrand, Inc. (NYSE:HI) — /PR Newswire-First Call/ Hillenbrand, Inc. reported fourth-quarter 2008 revenue of $158.8 million, consistent with $158.2 million reported in the fourth quarter of 2007. In addition, the company reported fully diluted earnings per share of $0.31 for the quarter, representing growth of 3 percent over the same period in the prior year.
Revenue for the quarter remained essentially flat, as a general decline in burials and a lower average product mix were positively offset by favorable price realization and foreign exchange rates.
A gross profit of 40.3 percent in the quarter improved 50 basis points, as substantial increases in fuel and commodity prices were offset by productivity cost improvements and improved material recovery. Fourth-quarter total operating expenses were favorable by 6.8 percent to the prior year, primarily due to $1.6 million of expenses in 2007 related to a terminated acquisition. Included in fourth-quarter operating expenses were $.5 million of legal costs related to anti-trust litigation and $1.4 million of separation costs, compared to $1.8 million and $5.1 million respectively in the prior year.
Other income and expense was $1.2 million in the quarter versus $0.4 million in the prior year due to interest income from investments transferred to us earlier in the year by our former parent, offset in part by borrowing costs.
The company’s effective tax rate for the quarter was 42.7 percent versus 36.5 percent in the same period in 2007. The increase over the prior-year quarter was due to limitations placed on the Section 199 Domestic Production Activities Deduction by the separation transaction. The separation will not affect the deductibility of these costs in future years.
Net income for the quarter was $19.2 million, or $0.31 per fully diluted earnings per share, up from $18.6 million, or $0.30 per fully diluted earnings per share, reported in the fourth quarter of the prior year.
For the full-year fiscal 2008, revenues and earnings per fully diluted share were $678.1 million and $1.49, respectively, compared to $667.2 million and $1.59 in 2007. The revenue increase of $10.9 million, or 1.6 percent from the prior fiscal year, was driven by the favorable effect of price realization, offset in part by the unfavorable effect of mix and the continued decline in burials caused by increased cremations. For the year, gross profit margins were 41.4 percent compared to 41.8 percent in the prior year, as significant increases in commodity and fuel costs were partially offset by productivity cost improvements and improved material recovery. Excluding separation costs of $15.6 million in fiscal 2008 and $5.1 million in fiscal 2007, operating expenses declined $2.6 million, or 2.2 percent in fiscal 2008 compared to 2007. The decline in operating expenses was primarily a result of $8.7 million in one-time expenses in 2007 related to a terminated acquisition, along with $4.5 million of lower anti-trust legal fees, offset by the new costs now being incurred to run the company separately. The effective tax rate for the year increased to 39.2 percent from 36.6 percent in the prior year due to separation-related limitations on deductions that will not occur in future years. For the year, we generated more than $100 million in net cash provided by operating activities.

“Despite a very challenging environment, we met our commitment to investors by delivering results above the mid-point range of our financial guidance,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand, Inc. “We are also pleased with our success during the first six months as a stand-alone public company in meeting key milestones and returning $29 million to our shareholders in the form of cash dividends and share repurchases.”
Results vs. Guidance for Fiscal Year 2008
Hillenbrand, Inc.
(Amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 08 Guidance Range
	FY 08	Low	High
Net revenues	$678	$668	$686
Income before taxes	$153	$140	$159
Tax rate	39.2%	38.6%	38.1%
Net income	$93	$86	$98
Average diluted shares outstanding	63	63	63
Diluted net income per share	$1.49	$1.36	$1.56

Excluding certain non-operating costs (anti-trust litigation and separation*)
Net income	$108	$103	$113
Diluted net income per share	$1.73	$1.64	$1.79

*	Non-GAAP Financial Disclosures and Reconciliations for Fiscal Year 2008
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand, Inc. uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc.
(Amounts in millions)

	12 Months Ended			12 Months Ended			Fiscal Year 2008
	September 30, 2007			September 30, 2008			Guidance Midpoint
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$157.0	$57.5	$99.5	$153.3	$60.1	$93.2	$149.0	$57.1	$91.9

Certain non-operating costs:
Antitrust litigation	7.8	2.9	4.9	3.3	1.2	2.1	5.0	1.8	3.2
Separation	5.1	0.9	4.2	15.6	2.6	13.0	15.0	2.2	12.8

Adjusted income	$169.9	$61.3	$108.6	$172.2	$63.9	$108.3	$169.0	$61.1	$107.9

Guidance for Fiscal Year 2009 and Strategic Growth Plan
We plan to announce our earnings guidance for fiscal 2009, along with a review of our strategic growth plan, at an analyst and investors’ conference Wednesday, Dec. 3, 2008, at the Millennium Broadway Hotel in New York City. Senior leaders attending the conference will include Kenneth A. Camp, Hillenbrand president and chief executive officer; Cynthia L. Lucchese, Hillenbrand senior vice president and chief financial officer; and Joe A. Raver, president and chief operating officer of Batesville Casket Company, Hillenbrand’s sole operating division.
The program will begin at 9 a.m. ET and end at approximately noon. To register to attend the conference, go to our Web site at www.HillenbrandInc.com or call Investor Relations at 812-931-6000. The conference, including presentation slides, will also be webcast through the Investor Relations section of the company’s Web site at http://ir.hillenbrandinc.com/events.cfm.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT Tuesday, Nov. 25, 2008. During the event, management will discuss the results for the fourth quarter and fiscal year ended Sept. 30, 2008. The webcast is available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through Nov. 25, 2009, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-548-7901 (1-719-325-4871 for international callers). A replay of the call will be available through midnight Friday, Dec. 5, 2008, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 5779184.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended		12 Months Ended
	September 30		September 30
	2008	2007	2008	2007
Net revenues	$158.8	$158.2	$678.1	$667.2

Cost of goods sold	94.8	95.3	397.6	388.6

Gross profit	64.0	62.9	280.5	278.6
Operating expenses (including separation costs of $1.4 and $5.1 in the three-month periods ending Sept. 30, 2008 and 2007, respectively, and $15.6 and $5.1 in the 12-month periods ending Sept. 30, 2008 and 2007, respectively.)	31.7	34.0	130.9	123.0

Operating profit	32.3	28.9	149.6	155.6
Interest expense	(0.8)	—	(2.2)	—
Investment income and other	2.0	0.4	5.9	1.4

Income before income taxes	33.5	29.3	153.3	157.0
Income tax expense	14.3	10.7	60.1	57.5

Net income	$19.2	$18.6	$93.2	$99.5

Income per common share —
basic and diluted	$0.31	$0.30	$1.49	$1.59

Dividends per common share*	$0.1825	$—	$0.3650	$—

Average common shares outstanding —
basic	62.5	62.5	62.5	62.5
diluted	62.6	62.5	62.5	62.5

*
Hillenbrand, Inc.’s first dividend as a stand-alone public company was paid June 30, 2008. As a result, there are no dividends reported for the first two quarters of fiscal 2008 or the entire prior year.

Hillenbrand, Inc.
Consolidated Balance Sheets (Unaudited)
(Amounts in millions)

	September 30	September 30
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$14.7	$11.9
Trade receivables, net	88.4	90.9
Inventories	48.6	47.5
Deferred income taxes	22.4	16.0
Other current assets	7.5	3.9

Total current assets	181.6	170.2
Property, net	90.8	88.9
Intangible assets, net	19.7	23.0
Auction rate securities	51.1	—
Note receivable from Forethought Financial Group, Inc.	130.4	—
Investments	25.2	—
Deferred income taxes	19.7	16.2
Other assets	26.8	18.3

Total Assets	$545.3	$316.6

LIABILITIES
Current Liabilities
Revolving credit facility	$100.0	$—
Trade accounts payable	15.8	18.3
Accrued compensation	24.6	20.6
Accrued customer rebates	20.4	20.3
Other current liabilities	20.8	16.6
Due to Hill-Rom Holdings, Inc.	4.4	—

Total current liabilities	186.0	75.8
Deferred compensation, long-term portion	7.0	8.6
Accrued pension and postretirement healthcare, long-term portion	33.5	28.1
Other long-term liabilities, long term portion	30.4	23.2

Total Liabilities	256.9	135.7

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, no par value; 62.4 shares issued and 62.1 shares outstanding at September 30, 2008	—	—
Additional paid-in-capital	286.4	—
Retained earnings	23.0	—
Treasury stock, at cost; 0.3 shares at September 30, 2008	(6.2)	—
Accumulated other comprehensive loss	(14.8)	(12.6)
Parent company investment	—	193.5

Total Shareholders’ Equity	288.4	180.9

Total Liabilities and Shareholders’ Equity	$545.3	$316.6

Hillenbrand, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(Amounts in millions)

	Fiscal Year Ended
	September 30
	2008	2007
Operating Activities:
Net income	$93.2	$99.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	19.1	18.5
Provision/(benefit) for deferred income taxes	(3.1)	(7.1)
Net loss/(gain) on disposal of property	0.7	(0.2)
Interest income on Forethought note receivable	(5.8)	—
Stock based compensation	1.6	—
Trade accounts receivable	2.0	5.9
Inventories	(1.7)	1.8
Other current assets	(3.6)	3.1
Trade accounts payable	(2.5)	(0.3)
Accrued expenses and other current liabilities	6.6	(1.5)
Income taxes prepaid or payable	7.7	(0.9)
Amounts due to/from Hill-Rom Holdings, Inc.	(8.4)	—
Defined benefit plan funding	(6.3)	(2.0)
Change in deferred compensation	(0.6)	0.7
Other, net	2.9	9.8

Net cash provided by operating activities	101.8	127.3

Investing Activities:
Capital expenditures	(10.0)	(15.6)
Proceeds on disposal of property	0.5	1.1
Payment for acquisitions of businesses, net of cash acquired	(0.4)	(5.6)
Proceeds from sale of auction rate securities	4.3	—
Return of investment capital from affiliates	1.4	—

Net cash used in investing activities	(4.2)	(20.1)

Financing Activities:
Proceeds from revolving credit facility	265.0	—
Repayments on revolving credit facility	(165.0)	—
Deferred financing costs	(0.9)	—
Payment of dividends on common stock	(22.8)	—
Proceeds on issuance of common stock	0.4	—
Purchases of common stock	(6.2)	—
Cash received from parent in connection with separation	125.4	—
Net change in advances to parent	(290.3)	(103.5)

Net cash used in financing activities	(94.4)	(103.5)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	0.3

Net cash flows	2.8	4.0

Cash and cash equivalents:
At beginning of period	11.9	7.9

At end of period	$14.7	$11.9

Cash paid during the period for interest	$1.8	$—
Cash paid during the period for income taxes (including amounts remitted to our former parent)	$63.4	$65.5

Disclosure Regarding Forward-Looking Statements
Throughout this announcement and the related conference call, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, “forward-looking statements” are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements, and include, but are not limited to: the antitrust and other litigation in which the company is currently or may potentially become a defendant; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies or cost reductions; disruptions in the company’s business or other adverse consequences resulting from the spin-off of the company from Hillenbrand Industries, Inc.; competition from nontraditional sources in the funeral service business; increased costs or unavailability of raw materials; the ability to retain executive officers and other key personnel; and certain tax-related matters. Additional information concerning these and other factors are contained in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise any forward-looking statements.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President, Investor Relations, and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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